                  BlackRock New Jersey Municipal Income Trust
                              File No. 811-10335
    Item No. 77Q1(d) (Copies of All Constituent Instruments Referred to in
                          Sub-Item 77I) -- Attachment

A copy of the Amendment to the Statement of Preferences of Variable Rate Muni Term Preferred Shares is attached under Sub-Item 77Q1(a).